Exhibit 6.5

FINANCING AGREEMENT

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT. FOR ONE YEAR FROM THE DATE OF THIS INSTRUMENT, SECURITIES SOLD IN RELIANCE ON REGULATION CROWDFUNDING UNDER THE ACT MAY ONLY BE TRANSFERRED TO THE COMPANY, TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE ACT, AS PART OF AN OFFERING REGISTERED UNDER THE SECURITIES ACT WITH THE SEC, OR TO A MEMBER OF INVESTOR’S FAMILY OR THE EQUIVALENT, TO A TRUST CONTROLLED BY THE INVESTOR, TO A TRUST CREATED FOR THE BENEFIT OF A MEMBER OF THE FAMILY OF THE INVESTOR OR EQUIVALENT, OR IN CONNECTION WITH THE DEATH OR DIVORCE OF THE INVESTOR OR OTHER SIMILAR CIRCUMSTANCE. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON THE MERITS OF THIS OFFERING OR THE ADEQUACY OR ACCURACY OF THE SUBSCRIPTION AGREEMENT OR ANY OTHER MATERIALS OR INFORMATION MADE AVAILABLE TO INVESTOR IN CONNECTION WITH THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This Financing Agreement, comprising the Basic Terms and the attached Standard Terms (collectively, the “Agreement”) is entered into as of                        (“Effective Date”), by and between                           (“Investor”) and Legion M Entertainment, Inc. (“Legion M” or the “Company”) through the Company’s offering (“The Offering”), with respect to the financing, production and distribution of that certain motion picture currently entitled “You Can Call Me Bill” (“The Picture”), on the following terms and conditions:

BASIC TERMS

1.             DEFINITIONS. All defined terms used in this Agreement shall include all forms, variations and conjugations thereof. Defined terms used in these Basic Terms and not otherwise defined shall have the meaning ascribed to them in the Standard Terms.

2.             WEFUNDER. Investor’s investment in The Picture is being made pursuant to The Offering. In connection therewith, WeFunder Portal, LLC and/or its related entities (all of which, “Wefunder”)(https://wefunder.com/) is the “intermediary” for purposes of the Regulation as it relates to Investor’s investment in The Picture. Participation in this offering is subject to Wefunder’s terms and conditions set forth at https://wefunder.com/terms.

3.             INVESTOR’S OBLIGATION TO FINANCE. Investor shall invest the sum of                     (the “Principal Amount”) in The Picture pursuant to the terms of this Agreement. For each $10 invested the investor shall be entitled to one “Shatner Share” (defined below). Company shall use the Principal Amount solely in connection with the development, production, marketing, Sale and delivery of The Picture as set forth herein and shall not commingle the Investment with any other funds of the Company that do not relate to The Picture. The Company shall deposit the Principal Amount in an interest bearing or non-interest bearing bank account (as determined by Company) established and administered by Company solely for the development, production, Sale and delivery of The Picture. Concurrently with Investor’s execution of this Agreement, Investor shall execute and return to Company or Wefunder all documentation required by Company and Wefunder including, without limitation, an IRS form W-9 or W-8BEN, as applicable.

4.	FINANCIAL TERMS. Investor shall be entitled to receive, pursuant to, and in accordance with, the terms of this Agreement a portion of Net Picture Revenue (defined below). Legion M will distribute Net Picture Revenue as follows:

a.	Investors will receive their pro rata share (according to their Percentage Ownership) of one hundred percent (100%) of Net Picture Revenue until the Principal Amount of their investment has been received.

b.	Thereafter, investors will receive their pro rata share (according to their Percentage Ownership) of thirty-three percent (33%) of the Net Picture Revenue, and the Producers (defined below) will receive the remaining sixty-sevent percent (67%).

c.	Net Picture Revenue will be distributed on a semi-annual (or better) basis commencing approximately one year after commercial release of The Picture, provided there is at least $10,000 in Net Picture Revenue for distribution.

d.	If there is less than $10,000 in Net Picture Revenue in any given distribution period, that amount will be held in reserve for distribution during the period in which at least $10,000 in Net Picture Revenue has accumulated.

e.	If The Offering is not fully subscribed, investors will receive their pro rata interest as if the round was fully subscribed and Legion M will find one or more other investor(s), potentially including Legion M, to provide funding for the rest of the expenses required for The Picture.

f.	If Legion M utilizes funds from one or more other investor(s) (“Other Investors”), including Legion M, to raise money for The Picture, such Other Investors will invest on the exact same financial terms as the Investors in The Offering, and shares of Net Revenue will be distributed pari-passu between Other Investors and Investors in The Offering.

The maximum amount of Shatner Shares available will be 75,000 or $750,000.

5.	ACCREDITED INVESTOR. Investor represents and warrants that Investor:

a.             Is an “accredited investor” (an “Accredited Investor”) within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

OR

b.             Is not an Accredited Investor and is familiar with, and has, and shall, comply with all requirements of an investor who is not an Accredited Investor pursuant to 17 CFR 227.100(a)(2) (https://www.ecfr.gov/current/title-17/chapter-II/part-227#227.100)

6.            CONSTRUCTION. In the event of any inconsistency between these Basic Terms and the attached Standard Terms, the attached Standard Terms shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

Legion M Entertainment, Inc.	INVESTOR

Signature	Signature

Paul Scanlan, CEO	Print Name

STANDARD TERMS

1.            DEFINITIONS. All defined terms used in this Agreement shall include all forms, variations and conjugations thereof. In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings:

a.             “Budget” shall have the meaning ascribed to it in paragraph 4 below.

b.            “Budgeted Cost” shall mean Company’s good faith estimated cost of producing The Picture, delivering The Picture to the distributor(s) thereof, and the costs related to The Offering as reflected in the Budget.

c.             “Legion M Ticket Bundle” shall mean any bundle that includes a ticket for a screening of the film (e.g., a bundle that includes a t-shirt and a ticket to The Picture, or a ticket to a screening of The Picture that also includes a meet-and-greet with William Shatner) that are sold directly to consumers from Legion M.

d.            “Final Cost” shall mean one hundred percent (100%) of the total sums expended or incurred by the Company with respect to the Budget.

e.             “Financing” shall mean one hundred percent (100%) of the sums received by Company from Investors to purchase Shatner Shares in The Offering.

f.              “Gross Picture Revenue” shall have the meaning ascribed to it in Section 8 below.

g.             “Legion M Retail Sales” shall mean any revenue generated by items derived from The Picture (e.g., DVDs, shirts, posters, etc.) that are sold directly to consumers from Legion M.

h.             “Legion M Ticket Bundle” shall mean any bundle that includes a ticket for a screening of the film (e.g., a bundle that includes a t-shirt and a ticket to The Picture, or a ticket to a screening of The Picture that also includes a meet-and-greet with William Shatner) that are sold directly to consumers from Legion M.

i.              “Net Picture Revenue” shall have the meaning ascribed to it in Section 9 below.

j.              “Other Investors” shall mean any other person or entity, including Legion M, that provides financing for The Picture through a concurrent exempt offering of the Shatner Shares.

k.             “Principal Amount” shall have the meaning ascribed to it in section 3 of the Basic Terms when used in connection with Investor.

l.              “Percentage Ownership” shall mean, with respect to Investor or Other Investors, a fraction, expressed as a percentage, equal to the total number of the number of Shatner Shares by 75,000 (the maximum amount of Shatner Shares).

m.            “Producers” shall mean the Company, William Shatner (“Mr. Shatner”) and Exhibit A.

n.             “Sale” shall mean sale, license or other disposition of The Picture by Company.

o.	“Shatner Share” means a unit representing an investment in the Picture of $10. For the avoidance of doubt, AShatner Share does not represent a share of stock in Legion M, but a share of the revenue generated by The Picture as dictated by this agreement.

2.            THE PICTURE. The Picture will be based on an outline and plan (the “Screenplay”) from Alexandre O. Philippe and, subject to the agreements between Company and the following individuals, will be directed by Alexandre O. Philippe and will be produced by Legion M Entertainment, Inc., Exhibit A, and William Shatner. The parties have completed principal photography of The Picture and intend to have a finished film ready in early 2023. For the avoidance of doubt, Investor does not have any claim on rights to the Picture itself other than as outlined in this Agreement, nor rights to future sequels, series, or derivative works related to the The Picture.

3.            COMPANY CONTROLS. Company shall have the right to make all decisions regarding the development, production, completion, delivery and distribution of The Picture, including designating decision making and other authority to Exhibit A or other partners and subcontractors, subject to the rights of Investor as are specifically set forth in this Agreement. The Company shall have the right to designate and engage the cast, all crew members and all other production elements (equipment, laboratory and other facilities and third party services) of the production of The Picture as well as negotiate all terms and conditions of all agreements relating thereto, including determining all on-screen and paid advertising credits to all such parties. In addition, as between the parties, the Company shall have the sole and exclusive right to enter into all agreements with respect to the Sale, distribution and/or exploitation of The Picture.

4.            BUDGET. The “Budget” shall be the final budget for the financing and production of The Picture, included as Exhibit 1, which includes Company’s anticipated cost of producing and delivering The Picture to the distributor(s) along with the costs of raising finance via equity crowdfunding. The Budgeted Cost is intended to be no more than $750,000.00. Company shall use its reasonable, good faith efforts to produce The Picture so that the Final Cost does not exceed the Budgeted Cost. The Budget is subject to change at the sole direction of the officers and directors of the Company based on the business needs of The Picture.

5.            TREATMENT OF INVESTMENT. The Principal Amount will be repaid to the Investor in accordance with the basic terms of this Financing Agreement. The Investor will not have any other obligation to the Company for any other liabilities incurred by the Company or any capital calls initiated by the Company. Furthermore, the Investor will not be a stockholder of the Company and will not have the rights typically associated with capital stock.

6.            OWNERSHIP OF PICTURE AND LITERARY RIGHTS. As between the Company and Investor, the Company shall be the sole and exclusive owner of The Picture, all physical and intellectual materials comprising The Picture, the Screenplay and all ancillary and underlying literary and other rights therein, including the copyright in The Picture and the Screenplay. All agreements with all third parties, including without limitation individuals or entities rendering services, providing equipment or providing facilities for the production of The Picture or parties distributing or assisting in the distribution of The Picture, shall be entered into by Company in its name or the name of any production entity designated by Company.

7.            COLLECTION AGENT. Company may, at its option, appoint a collection agent (the “Collection Agent”) and, if so, shall enter into an agreement with the Collection Agent (the “Collection Agreement”) to act as the collection agent to collect all revenues derived from all sources of exploitation of The Picture and all rights therein. Such Collection Agent shall receive all revenues from the distribution and exhibition of The Picture in all sources and media worldwide and pay out and apply such revenues to Company, Investor, the Other Investors and other applicable persons and entities having an interest in such manner as is provided in this Agreement or other agreements entered into by Company (net of all Collection Agent fees and expenses in accordance with the terms and conditions of the Collection Account Management Agreement). In the event that Company enters into the Collection Agreement, Company shall contractually obligate all distributors, sales agents or other third parties acquiring any distribution rights in The Picture to make payments of all revenues, including advances, to the Collection Agent. Such payments may be net of any and all distribution fees, recoupment of distribution expenses, payment of residuals, taxes payable at the point of collection or other costs, fees or expenses incurred by third-party sales agents or third-party distributor(s) of The Picture if permitted pursuant to agreements between such distributors and Company.

8.            GROSS PICTURE REVENUE. Gross Picture Revenue is defined as all the money (in perpetuity) received by Legion M from exploitation of the Picture, excluding “off the top fees”, as custimary in the industry . Gross Picture Revenue includes direct revenues from the exploitation of the Picture itself, as well as any ancillary revenues, such as licensing fees from merchandise sales for products derived from The Picture, subject to the limitations and additions listed in sections 8(a) through 8(d) below:

a.	For revenue generated by Legion M Retail Sales, Gross Picture Revenue will include only the portion of revenue equivalent to the portion of Gross Picture Revenue received from comparable sales at third party retail outlets.

1)	For products that are produced by a third-party (e.g., DVDs or t-shirts purchased wholesale from a distributor) Gross Picture Revenue will only include the licensing fees paid by the distributor to Legion M, not the retail revenue paid by the end consumer to Legion M.

2)	For products that are produced by Legion M, Gross Picture Revenue will include all revenue attributable to the items sold (not including taxes or shipping) after deductions for hard costs, chargebacks, payments to third-party vendors, and a thirty percent (30%) retail margin for Legion M.

b.	If any revenue is generated by Legion M through sales of Legion M Ticket Bundles, Gross Picture Revenue shall include an amount of revenue comparable to the amount of Gross Picture Revenue generated by a standard movie ticket to see The Picture.

c.	For the purposes of this Agreement, any unspent proceeds from The Offering (e.g., leftover contingency and/or savings from expenses that were lower than expected) will be treated as Gross Picture Revenue.

d.	For the purpose of this Agreement, Gross Picture Revenue also includes any money received from a “buyout” or outright purchase of the copyrights of the Picture by a streaming platform, distributor, or other company.

e.	For the avoidance of doubt, Gross Picture Revenue does not include revenue not generated directly by The Picture, including:

1)	Any revenue generated from music rights to Mr. Shatner’s songs used in the film.

2)	Any fees charged by Mr. Shatner for autographs, appearances, photos, meet and greets, etc., even when performed at screenings of, or events related to, The Picture.

3)	Any revenue earned by Legion M, Mr. Shatner, or Exhibit A from other projects other than The Picture.

9.	NET PICTURE REVENUE. Net Picture Revenue is defined as Gross Picture Revenue less third party, out-of-pocket costs and expenses incurred by Legion M when collecting, auditing, and administering monies paid and/or owed to Legion M from distributors and/or other licensees of The Picture, including:

a.	Payments (if any) made by the Company in connection with collection agent fees and expenses;

b.	Payments (if any) made by Company, or a reserve for payments anticipated to be made in the future, to the extent required by the applicable unions or guilds, for sums reasonably anticipated to be due by Company to applicable unions or guilds having jurisdiction over the Picture for residuals,

c.	Royalties, licensing fees or similar payments (if any) related to the exhibition or release of the Picture;

d.	Third party accounting and auditing fees related to The Picture;

e.	Insurance payments (if any) related to The Picture;

f.	Payments (if any) made by Company to third parties for services in connection with SEC and other legal compliance requirements resulting from the equity crowdfunding of The Picture;

g.	Payments (if any) made by Company to outside attorney(s) in connection with any legal fees, expenses, filing fees, or judgments related to The Picture;

h.	Payment of taxes (but not income taxes) related to The Picture;

i.	Payments (if any) made for third-party marketing expenses that have been mutually agreed upon by the Producers;

j.	Reasonable costs (if any) associated with the delivery of The Picture to distributors and/or sales agents, and festival related expenses;

k.	Payments (if any) made for any other third-party administrative expenses of the Company in connection with The Picture; and

l.	An amount necessary to provide an adequate reserve of funds reasonably anticipated to be needed by the Company for the future payment of expenses listed above.

m.	For clarification purposes, it is acknowledged and agreed that administrative expenses herein shall not include any overhead or payments to Company personnel (other than reimbursement of any actual, verifiable out-of-pocket expenses incurred by such parties in connection with the foregoing).

10.           CREDITS. All Investors in The Offering will be provided with a credit in The Picture correlated to the size of their investment:

a.	$56,250+ or more affords a CO-EXECUTIVE PRODUCER credit in the end credits, and affords a static company logo (if applicable) in the logo section of the end credits.

b.	$18,750 – $56,249 affords a CONTRIBUTING PRODUCER credit and a static company logo (if applicable) in the logo section of the end credits.

c.	$10,000 – $18,749 Investor’s name will be included in a PLATINUM FINANCIER portion of the FAN FINANCIER section of the end credits.

d.	$1,000 – $9,999 Investor’s name will be included in a GOLD FINANCIER portion of the FAN FINANCIER section of the end credits.

e.	$100 – $999 Investor’s name will be included in a FINANCIER portion of the FAN FINANCIER section of the end credits.

f.	NO BREACH: The presentation of names in the credits is at the sole discretion of the Producers. Names that include profanity, gibberish, excessive length, or jokes will be removed. The Producers have final say on credits and can remove a name at their sole discretion. All decisions with respect to credit, including without limitation the position, size, prominence, style, placement and form of any and all credits shall be determined by the Producers in their sole discretion. No failure by Producers or its or their assignees or licensees to comply with the credit requirements hereof shall be deemed a breach of this Agreement.

11.	REPORTING. Company shall, or, if applicable, shall cause the Collection Agent to, prepare and release publicly available accounting statements with respect to the distribution and exploitation of The Picture in accordance with GAAP accounting rules and principles. Such accounting statements shall reflect all sums received and all sums paid out by Company and/or the Collection Agent. Such statements shall be provided on a semi-annual basis following the initial release of The Picture in the United States provided, however, that in the event that no Gross Picture Revenues are earned during any accounting period, Company shall have no obligation to issue a statement to Investor with respect to such accounting period. Each accounting statement shall be rendered on a calendar basis and shall be sent out within 120 days following the close of each applicable period. All statements and other accounts rendered by Company or the Collection Agent will be binding upon Investor and not subject to any objections by Investor for any reason whatsoever, unless such specific objection is made in writing, stating the basis thereof and delivered to Company or the Collection Agent within two years from the date such statement is received by Investor. Investor, along with the Other Investors and Producers as a group, will have the right upon giving Company or the Collection Agent 30 days prior written notice, by independent certified public accountants experienced in the books and records and methods of accounting utilized in the motion picture industry, who are not employed on a contingency basis, and who execute a non-disclosure agreement in form and substance reasonably acceptable to Company, to examine Company’s or the Collection Agent’s books and records insofar as they relate to this Agreement, at Company or the Collection Agent’s regular place of business, as applicable, and during Company’s or the Collection Agent’s regular business hours. Such examination will be conducted in a manner that will not interfere with the normal operation of Company’s or the Collection Agent’s business. Investors, collectively, may make such an examination for a particular statement only once and only within the two year period after the date any such statement is rendered. Investor will not examine Company’s or the Collection Agent’s books and records more than once during any calendar year. Any suit commenced on such examination must be instituted at any time within two years following expiration of said two year period; otherwise, any claims Investor has with respect to the applicable statement shall be waived and forever released. If the result of Investor’s audit indicates an undisputed underpayment, Company or the Collection Agent shall immediately pay to Investor the amount of such underpayment; moreover, should the underpayment be 10% or more (but no less than $10,000), the reasonable, actual, third-party, out-of-pocket costs associated with that specific audit also shall be reimbursed to Investor by Company or the Collection Agent (as appropriate). Company shall have the right to notify Other Investors and give such Other Investors the right to participate in such audit, in which event the participating Investors and Other Investors shall agree among themselves as to the sharing of the cost of any such audit. In no event will Company or the Collection Agent be required to submit to more than one audit per year. For the purpose of clarity and because a Collection Account Manager is not a party to this Agreement, Company will use comercially reasonable efforts to bind such agent (if applicable) to these terms, but failure to secure these exact terms from a collection account manager shall not be a breach of this Agreement so long as there are audit rights no less than one time per year.

12.	COMPANY’S REPRESENTATIONS AND WARRANTIES. Company represents and warrants that:

a.	It has the full right, power and authority to enter into this Agreement and do all acts required of it hereunder.

b.	It is a valid corporation in good standing under its state of incorporation.

c.	It has not entered into any agreement with any third-party in conflict with the promises made to Investor hereunder.

d.            To the best of Company’s current knowledge, The Picture and each and every element thereof (i) shall not violate or infringe upon the trademark, trade name, copyright, patent, or other intellectual property right, and (ii) shall not violate or infringe upon any personal, civil or proprietary right, right of privacy or publicity, moral right of authors or any other right of any person and shall not constitute a defamation of any person.

e.            Company shall comply with all applicable federal, state and local laws, rules, regulations, ordinances, guidelines and standards.

f.             There are no outstanding claims or liens against the Screenplay or any rights therein which will impair the production or distribution of The Picture other than standard guild and/or laboratory liens.

g.            All customary consents, licenses and other permissions have been or will be obtained by Company.

13.	INVESTOR’S REPRESENTATIONS AND WARRANTIES. Investor represents and warrants that:

a.             Investor has the full right, power and authority to enter into this Agreement and do all acts required of it hereunder.

b.            Investor has not entered into any agreement with any third-party in conflict with the promises made to Company hereunder.

c.            Investor is not a “broker” or “dealer” within the meaning of Section 3(a)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is not required, nor by entering into this Agreement or performing hereunder shall be required, to register as a broker or dealer under Section 15 of the 1934 Act.

d.            Investor is properly able to evaluate the proposed business of Company and the inherent risks therein.

e.            Investor has reviewed with Investor’s own tax advisor(s) and/or attorney(s), to the extent Investor considers it prudent or relevant, the consequences of the Investment and the transaction contemplated by this Agreement and is relying solely on such advisors and not on any statements or representations of Company in connection therewith, other than as provided for herein. Investor understands that Investor, and not Company, shall be solely responsible for Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement

f.             Without waiver of any of Investor’s rights, Investor is able to bear the substantial economic risks of the Investment and can afford to maintain the Investment for an indefinite period of time without realizing any direct or indirect cash return, and at the present time Investor could afford a complete loss of such investment.

g.            Investor understands that this is a speculative investment and involves a high degree of risk (as further set forth the Company’s Form C filed with the SEC). Investor has received and reviewed all information Investor considers necessary or appropriate for deciding whether to make the Investment. Investor has had an opportunity to ask questions and receive answers from Company, if any, regarding the terms and conditions of the Investment and regarding the business, financial affairs, and other aspects of Company and has further had the opportunity to obtain all information (to the extent Company possesses or can acquire such information without unreasonable effort or expense) which it deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to Investor.

h.            Investor is fully aware that in agreeing to enter into this Agreement, Company is relying upon the truth and accuracy of the representations and warranties of Investor made herein.

i.              Investor acknowledges that this Investment has not been registered under the Securities Act, or qualified under any applicable blue sky laws in reliance, in part, on Investor’s representations, warranties, and agreements herein. Investor further represents, warrants, and agrees that the Company is under no obligation to register or qualify the Investment under the Securities Act or under any state securities law, or to assist Investor in complying with any exemption from registration and qualification.

j.              Investor has reviewed and understands all of the risks of the Investment as set forth in this Agreement.

14.           FORCE MAJEURE. Company will not be deemed in default and will not be liable to Investor if Company is unable to complete production or Sale of The Picture by reason of one or more events of Force Majeure (as defined hereinbelow). In the event of the abandonment of The Picture as a result of any Force Majeure event, all unspent monies and insurance recoveries shall be returned to the Investors and Other Investors pro rata to each of their Percentage Ownership. In the event there is a Force Majeure event that results in a loss greater than or equal to 20% of the Budget, Company may require an abandonment of the production of The Picture.

An event of “Force Majeure” shall exist hereunder if Company's operations with respect to The Picture or the conduct of Company's business generally or the business of any of Company’s partners, suppliers, vendors, licensors or distributors are impaired, hampered, interrupted, prevented, suspended, postponed or discontinued by reason of any armed conflict (whether or not there has been an official declaration of war or official statement as to the existence of a state of war); act of a public enemy; riot; civil disturbance; inclement weather; disease; epidemic; pandemic; fire; casualty; flood; explosion; earthquake; accident; boycott; labor controversy (including, without limitation, any lockout, walkout, strike or threat thereof); governmental statute, law, ordinance, policy, order, regulation, judgment or decree (whether legislative, executive or judicial and whether or not constitutional); act of God; failure of the producer, or any other production personnel or any principal member of the cast or director of The Picture to perform for any reason (including, without limitation, death, illness, incapacity, disfigurement, failure, refusal or neglect); embargo or delay of a common carrier; failure of technical facilities, material, power, transportation, fuel, personnel and/or other commodities which makes production in accordance with customary or established schedules and practices impractical; or direction of any municipal, county, state or national ordinance or law, any executive or judicial order, or any failure or delay of the laboratory processing The Picture's negatives, or other similar or dissimilar occurrence beyond Company's control; or if Company’s business is in any way prevented or materially hampered because of the occurrence of events beyond the control of Company (whether foreseeable or unforeseeable) that make performance of Company’s obligations materially more difficult, expensive, or dangerous than was reasonably anticipated by Company on the effective date of the Agreement.

15.           BUSINESS OPPORTUNITIES. Each of the parties acknowledges that this Agreement relates only to The Picture and all rights related thereto and that none of the parties will in any way be restricted from any other business activity (including any motion picture activity), whether or not competitive to The Picture.

16.           INDEMNITY. Investor shall indemnify and hold harmless the Company, Exhibit A, William Shatner, Melis Entertainment, and their affiliated entities, licensees, successors and assigns, and the directors, members, managers, officers, employees, attorneys, representatives, affiliates, and agents of the foregoing, harmless from any and all third-party demands, claims, causes of action, liabilities, suits, proceedings, investigations or inquiries, or any settlement thereof, and all related expenses including, but not limited, to all litigation expenses (including reasonable outside attorneys’ fees and court costs) arising from any breach or alleged breach by Investor of any representation, warranty, covenant, obligation or agreement made by Investor hereunder.

17.           LIABILITY LIMITATION. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF REVENUE OR LOST PROFITS HEREUNDER (REGARDLESS OF THE FORM OF ACTION, WHETHER STATUTORY, OR IN CONTRACT, TORT OR OTHERWISE).

18.           ASSIGNMENT. Investor shall not assign any of its rights or obligations pursuant to this Agreement to any third-party without the prior written approval of Company. Company may assign this Agreement to any third-party provided it assumes Company’s obligations in writing.

19.           NOTICES. Any notice, approval, consent, payment or other communication (any of which, a “Notice”) required or permitted to any Party under this Agreement shall be in writing to the addresses set forth herein or such other addresses as the Parties shall inform each other of, in writing, and shall be delivered personally, by courier, by FedEx, by UPS, by Express Mail, by US mail, return receipt requested or via email. Notices may also be delivered via email to the email address provided by the recipient to Wefunder. All Notices (other than those delivered via email) shall be deemed to have been duly given or made as of the date delivered or if delivery is refused, then as of the date presented. Any Notice delivered via email shall be deemed to have been duly given or made as of the date that the sender of the email receives a written confirmation of receipt from the intended recipient (which, if delivered via email, may only be in the form of a non-automated email response). Notices may also be delivered via any other method and shall be deemed duly given or made upon actual receipt by the intended recipient.

20.           ADDITIONAL DOCUMENTS. The parties agree to execute, acknowledge and deliver to each other such additional documents, consistent herewith, as may be reasonably required in order to effectuate and carry out the intention of the parties.

21.           CONFIDENTIALITY. The parties shall keep the Confidential Information (as defined hereinbelow) of the other party confidential and shall not disclose such terms other than as permitted herein or as authorized by the owner of such Confidential Information or as required pursuant to a valid law or court or governmental order provided that the party disclosing such information shall provide notice to the other party of such disclosure (to the extent not prohibited by such law or order) as soon as reasonably possible and shall cooperate with the other party in obtaining a protective order. Either party may disclose such Confidential Information as necessary to protect or enforce its rights hereunder or to its attorneys, bankers, accountants, agents and investors or as otherwise required to effectuate the purposes of this Agreement (including, without limitation disclosure of this Agreement to the SEC). “Confidential Information” shall mean all non-public information of a party including, without limitation, a party’s trade secrets, business and sales plans, customer lists, intellectual property, the identities of the Other Investors, Company’s production techniques, documents, dealings and other information which a reasonable person would believe are confidential. The parties shall negotiate and execute a more formal confidentiality agreement upon the request of either party.

22.           INJUNCTIVE RELIEF. In the event of any breach of this Agreement by Company, Investor’s sole remedy shall be an action at law for damages, if any, and Investor shall have no right to injunctive or other equitable relief or to terminate or rescind this Agreement or to interrupt or stop the development, production or distribution of The Picture.

23.           GOVERNING LAW; ARBITRATION. This Agreement shall be governed by the laws of the State of California. Any dispute between the parties relating to their rights and obligations under this Agreement shall be resolved exclusively by arbitration conducted in accordance with the Arbitration Tribunal of the International Film and Television Association (“IFTA”) or the American Arbitration Association (“AAA”), as Company shall elect as then in effect, except as provided below. Any such arbitration shall be held and conducted in Los Angeles, California, before one arbitrator who has at least 10 years of experience in entertainment law, who shall be selected by mutual agreement of the parties; if agreement is not reached on the selection of an arbitrator with in fifteen (15) days, then such arbitrator shall be appointed by the presiding judge of the Superior Court of the county in which the arbitration is to be conducted. The award or decision of the arbitrator or arbitrators, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter. The arbitration shall be private and confidential. Each party hereby waives, to the fullest extent permitted by law, the right to institute, prosecute or join any class action case against Company or any affiliated entity or any of the officers, directors, employees, shareholders, members, agents or attorneys thereof, even if the rules of IFTA or the AAA (as applicable) would otherwise allow for such. Accordingly, the arbitrator may award money or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party's individual claim. No class or representative or private attorney general theories of liability or prayers for relief may be maintained in any arbitration held under this Agreement. Any question regarding the enforceability or interpretation of this paragraph shall be decided by the arbitrator.

24.           MORALS CLAUSE. As a material inducement to Company to enter into this Agreement, Investor has and shall conduct himself/herself/itself with due regard to social conventions, public morals, and decency and will not do or commit any act or become involved in any situation which shocks, insults, or offends the community or degrades Investor or brings Investor into public disrepute, contempt, scandal, or ridicule or reflects unfavorably upon Investor or Company or any exhibitor or distributor of The Picture or proscribed by the Morals Clause of a contract with a first run United States national television network. In the event of any breach of the preceding sentence then, notwithstanding anything to the contrary in this Agreement or elsewhere, Investor agrees that (i) Company shall have the right to withhold Investor’s on-screen credit, if any; (ii) Investor shall not be included in, and Investor shall take no action nor authorize any action to include Investor in, any publicity, marketing materials, social media or other online sites; (iii) Investor shall neither make nor authorize any public statement about The Picture, Company or any person or entity associated with The Picture or Company. Investor agrees that Company shall be entitled to injunctive and equitable relief, without the necessity of posting a bond or other security, to enforce the provisions of this paragraph.

25.           MISCELLANEOUS. The captions used in connection with the sections, paragraphs and subparagraphs of this Agreement are used only for purposes of reference and shall not be deemed to govern, limit, modify or in any manner effect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions be given any legal effect. This Agreement cancels and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, and contains all of the terms, conditions and promises of the parties hereto and no modification or amendment of any provision hereof shall be valid or binding unless made pursuant to a written agreement among the Producers and that does not adversely affect the Investor as determined in the sole discretion of the Company. Where any conflict arises between the provisions of any said amendment or modification and the provisions incorporated in earlier documents, the most recent provisions shall be controlling. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future law, contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provision(s) of this Agreement effected shall be curtailed and limited only to the minimum extent necessary to bring it within the requirements of such law. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same agreement, and each of which shall constitute an original of this Agreement. In addition, this Agreement may be executed electronically (including via scans and facsimile) and such electronic versions shall constitute an original of this Agreement. No failure by either party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such covenant, duty, agreement, or condition, or any such breach. Notwithstanding anything to the contrary contained in this Agreement, there are no third-party beneficiaries to this Agreement. Submission of this Agreement for examination, negotiation, or signature does not constitute an offer, and this Agreement shall not be effective until it is duly executed and delivered, if at all, by each party hereto. Each party acknowledges that he/she/it has had an opportunity to consult with an independent attorney or other representative regarding the terms and conditions of this Agreement and that the drafting and negotiation of this Agreement has been fully participated in by all parties hereto and, for all purposes, this Agreement shall be conclusively deemed to be jointly drafted by all parties. Words importing the singular shall include the plural and vice versa, words importing any gender shall include all other genders, words importing persons shall include bodies corporate, unincorporated associations and partnerships and vice versa. References to the whole shall include the part and vice versa. Defined terms herein shall include all forms, variations and conjugations thereof. Whenever examples are used in this Agreement with the words “including,” “for example,” “e.g.,” “such as,” “etc.” or similar or any derivation thereof, such examples are intended to be illustrative and not in limitation thereof. All references to the words “and” or “or” shall be deemed to be “and/or”. All references to dollars herein shall mean United States dollars. Except as specifically set forth herein, nothing in this Agreement shall be construed as creating a partnership or joint venture of any kind between the parties or as constituting any party as the agent of the other parties for any purpose whatsoever and no party shall have the authority or power to bind the other parties or to contract in the name of or create a liability against any other party in any way or for any purpose. Each party undertakes with the other to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement. Any provision of this Agreement that contemplates performance or observance subsequent to termination or expiration of this Agreement (including, without limitation, any terms governing confidentiality, limitation of liability, and/or indemnification herein) shall survive termination or expiration of this Agreement and shall continue in full force and effect.

END OF STANDARD TERMS

Please see “Risk Factors” in the Company’s Form C.

SIGNATURE PAGE

EXHIBIT 1

BUDGET

It is anticipated that money raised from this offering will be used as follows:

Production Budget of Film	$565,101	75%
3rd Party Hard Costs	$415,101	55%
Fees to Exhibit A (For production, directing, writing, & cinematography)	$150,000	20%
Fees tp Legion M	$0	0%
Fees to William Shatner	$0	0%

Equity Crowdfunding Expenses	$118,750	16%
Wefunder Fees	$48,750	6.5%*
Legal and Accounting Costs	$20,000	3%
Marketing Costs	$50,000	7%

Contingency	$66,149	9%

TOTAL OFFERING AMOUNT RECEIVED FROM OFFERINGS	$750,000	100%

*Wefunder fees are shown as a percentage of the combined offering. Wefunder charges 7.5% fees on investments made via Regulation CF, and 0% on investments made via Regulation D.

The identified use of proceeds in this Budget are subject to change at the sole direction of the officers and directors of the Company based on the business needs of The Picture.

For more details see “Use of Proceeds” in the Form C.